Exhibit 99.1

Date:	June 13, 2012

To:	Members of the Board of Directors and Executive Officers of Kansas City Life Insurance Company

From:	Craig Mason, Jr.

Subject:	Notice Regarding Kansas City Life Insurance Company Savings and Profit Sharing Plan Blackout Period and Trading Restrictions

The purpose of this notice is to notify you that directors and executive officers of Kansas City Life Insurance Company (“Kansas City Life”) will be prevented from engaging in transactions involving equity securities of Kansas City Life during a “blackout period” under the Kansas City Life Insurance Company Savings and Profit Sharing Plan (the “Plan”). This restriction applies to equity securities of Kansas City Life that you have acquired in connection with your service as a Kansas City Life director or your employment as an executive officer of Kansas City Life and that you hold outside the Plan.

Reason for Blackout Period. The Plan will be changing recordkeepers from JP Morgan to Wells Fargo, and a blackout period under the Plan is necessary to accomplish this transition. Section 306(a) of the Sarbanes-Oxley Act and Regulation Blackout Trading Restriction (also known as Regulation “BTR”) generally require that whenever 50% or more of the participants in the issuer’s defined contribution individual account retirement plan are prohibited from directing purchases, sales or transfers of the issuer’s equity securities under the plan, then trading restrictions are imposed upon the issuer’s directors and executive officers with respect to their equity securities.

Length of Blackout Period. The blackout period will begin on June 26, 2012 at 3:00 p.m. Central Daylight Time and is expected to end during the week of July 16, 2012. You will be notified in the event there are changes to these dates. Please note that this blackout period is separate from, and in addition to, trading restrictions under the Kansas City Life Insider Trading Policy.

Restrictions on Directors and Executive Officers during the Blackout Period. During the blackout period, subject to limited exceptions, as a director or executive officer of Kansas City Life you will be prohibited from the direct or indirect purchase, sale or other acquisition or transfer of any equity securities of Kansas City Life that you acquire or have previously acquired in connection with your service or employment as a director or executive officer of Kansas City Life. “Equity securities” include not only Kansas City Life common stock, but also stock options and other derivatives. For example, these rules prohibit exercising options granted to you, selling shares of Kansas City Life common stock acquired pursuant to such options, selling shares of common stock originally received as restricted stock or selling shares to cover withholding taxes upon the vesting of restricted stock. The limited exceptions include bona fide gift transactions and purchases or sales under qualified “10b5-1 plans”.

Restrictions on Plan Participants and Beneficiaries during the Blackout Period. During the blackout period, Plan participants and beneficiaries will generally be unable to obtain distributions from the Plan or to direct investments or changes in investments.

Questions or Additional Information. Questions about this Notice and the blackout period that applies to directors and executive officers of Kansas City Life, including questions regarding whether the blackout period has ended, may be directed to: Craig Mason, Jr., Vice President, General Counsel & Secretary, Kansas City Life Insurance Company, 3520 Broadway, Kansas City, Missouri 64111-2565; 816-753-7000.